PROMISSORY NOTE

(Open Advance Note)

Principal Amount:	Up to $125,000.00
Dated as of:	April 6, 2026

Tokenova World Wide, Inc. (the "Maker") promises to pay to the order of Merging Traffic, Inc. (the "Payee"), in lawful money of the United States of America, the principal sum of advances made from time to time under this Promissory Note (this "Note"), up to but not exceeding One Hundred Twenty-Five Thousand Dollars ($125,000.00), together with interest thereon, on the terms and conditions set forth below.

1. Principal; Availability. The Note is intended to remain open for advances from time to time. The unpaid principal outstanding under this Note shall not exceed $125,000.00 at any time unless the parties agree otherwise in a written amendment. Subject to the Payee's approval of a requested advance, the Maker may request advances under this Note from the date hereof until the Maturity Date. Any repayment of principal made before the Maturity Date shall restore availability under this Note unless and until the Payee gives written notice that no further advances will be made.

2. Purpose of Advances. Amounts advanced under this Note shall be used for the Maker's startup, organizational, launch, and related operating expenses.

3. Advance Requests; Exhibit A Ledger. Each request for an advance should be made in writing (including by email), stating the amount requested and the general purpose for which the advance will be used. The Payee may fund an approved advance by check, wire transfer, direct payment to a vendor, reimbursement, or such other method as the parties may agree. Each funded advance shall be recorded on the advance ledger attached as Exhibit A, which shall form part of this Note for all purposes. The parties may update and supplement Exhibit A from time to time, and each entry may be initialed, signed, or otherwise acknowledged by authorized representatives of the parties.

4. Interest. Simple interest shall accrue on the outstanding unpaid principal balance of this Note at the rate of four percent (4.00%) per annum, computed on the basis of a 365-day year for the actual number of days elapsed. Interest shall not compound unless required by a final judgment or applicable law.

5. Maturity; Payment; Prepayment. The outstanding principal balance of this Note, together with all accrued and unpaid interest and any other amounts due hereunder, shall be due and payable on the earlier of (a) written demand by the Payee or (b) April 6, 2028 (the "Maturity Date"). The Maker may prepay all or any portion of this Note at any time without premium or penalty. Unless otherwise agreed in writing, payments shall be applied first to costs of collection, then to accrued and unpaid interest, and then to unpaid principal.

6. Affiliate Relationship; Conversion Option. The parties acknowledge that the Payee is an affiliate of the Maker. At the option of the Payee, all or any portion of the outstanding principal balance and accrued but unpaid interest under this Note may be converted into equity of the Maker under terms to be determined by the parties and documented in a separate written agreement or instrument.

7. Events of Default. Each of the following shall constitute an Event of Default under this Note: (a) the Maker fails to pay any amount due under this Note within five (5) business days after written notice that

such amount is due; (b) the Maker commences, or consents to, any bankruptcy, insolvency, reorganization, liquidation, or similar proceeding; (c) an involuntary bankruptcy or similar proceeding is commenced against the Maker and remains unstayed for sixty (60) consecutive days; or (d) the Maker dissolves, ceases operations in the ordinary course, or makes a general assignment for the benefit of creditors.

8. Remedies. Upon the occurrence of an Event of Default, the Payee may declare all outstanding principal, accrued interest, and other amounts due under this Note immediately due and payable and may pursue any rights and remedies available at law or in equity.

9. No Personal Liability. Under no circumstances shall any officer, director, employee, member, manager, shareholder, or other equity holder of the Maker be personally liable for any obligation of the Maker under this Note solely by reason of such capacity.

10. Waivers. The Maker waives presentment, demand for payment, notice of dishonor, protest, and notice of protest to the fullest extent permitted by law. No delay or omission by the Payee in exercising any right under this Note shall operate as a waiver of that right.

11. Notices. Any notice or other communication under this Note shall be in writing and shall be deemed given when actually delivered, when sent by confirmed email, one (1) business day after dispatch by nationally recognized overnight courier, or three (3) business days after being mailed by certified mail, return receipt requested, postage prepaid, to the addresses most recently designated by the parties in writing.

12. Governing Law; Venue. This Note shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of law principles. Any action arising out of or relating to this Note may be brought in the state or federal courts located in Delaware, and each party submits to the jurisdiction of those courts.

13. Amendment; Waiver. No amendment, modification, termination, or waiver of any provision of this Note shall be effective unless set forth in a written instrument signed by both the Maker and the Payee.

14. Assignment. Neither party may assign this Note or any of its rights or obligations hereunder without the prior written consent of the other party, except that the Payee may assign this Note to an affiliate or successor in connection with a merger, reorganization, or sale of substantially all of its assets.

15. Entire Agreement; Counterparts; Electronic Signatures. This Note, together with Exhibit A and any written amendments signed by both parties, constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes prior oral discussions regarding such subject matter. This Note may be executed in counterparts, each of which shall be deemed an original, and signatures delivered electronically or by PDF shall be deemed effective as originals.

IN WITNESS WHEREOF, the parties, intending to be legally bound, have executed this Promissory Note as of the date first written above.

MAKER:	PAYEE:
TOKENOVA WORLD WIDE, INC.	**MERGING TRAFFIC, INC.**
By: A.J. Ripin	By: [signature]
Name: Aaron Ripin	Name: Aaron Ripin

Title: Director & President

Date: 04 / 06 / 2026

Title: Chief of Staff

Date: 04 / 06 / 2026

EXHIBIT A

Advance and Startup Expense Ledger

Record each funded advance or direct expense payment under the Note below. This ledger tracks principal usage against the $125,000.00 cap; interest may be calculated separately unless the parties choose to add interest entries to this ledger.

No.	Date	Description of Startup Expense / Advance	Advance Amount	Approval
1				
2				
3				
4				
5				
6				
7				
8				
9				
10				
11				
12				
13				
14				
15				
16				

No.	Date	Description of Startup Expense / Advance	Advance Amount	Approval
17				
18				

CERTIFICATE *of* SIGNATURE

REF. NUMBER
7GNRV-TYB7T-CWSUK-NUL6U

DOCUMENT COMPLETED BY ALL PARTIES ON
06 APR 2026 21:02:54
UTC

SIGNER	TIMESTAMP	SIGNATURE
A.J. RIPIN EMAIL AJ@MERGINGTRAFFIC.COM	SENT 06 APR 2026 21:01:23 VIEWED 06 APR 2026 21:01:54 SIGNED 06 APR 2026 21:02:09	 IP ADDRESS 64.31.25.180 LOCATION MIAMI, UNITED STATES

RECIPIENT VERIFICATION

EMAIL VERIFIED
06 APR 2026 21:01:54

SIGNER	TIMESTAMP	SIGNATURE
A.J. RIPIN EMAIL AJ@TOKENOVA.COM	SENT 06 APR 2026 21:01:23 VIEWED 06 APR 2026 21:02:26 SIGNED 06 APR 2026 21:02:54	 IP ADDRESS 64.31.25.180 LOCATION MIAMI, UNITED STATES

RECIPIENT VERIFICATION

EMAIL VERIFIED
06 APR 2026 21:02:26

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